Marqeta Announces Appointment of Lukasz Strozek as Chief Technology Officer

OAKLAND, Calif., May 8, 2026 — Marqeta, Inc. (NASDAQ: MQ), the modern card issuing platform, today announced the appointment of Lukasz Strozek as the Company’s Chief Technology Officer, effective May 18, 2026. Mr. Strozek will lead the company’s global technology and engineering functions.

Mr. Strozek is a technology executive with 20 years of experience leading engineering organizations across early-stage, growth, and public companies in regulated financial services. He will join Marqeta from LendingClub Corp., where he served as CTO responsible for the engineering, product, and data organizations. Prior to that, Mr. Strozek was CTO of Hippo Insurance, where he led the software engineering, data engineering, and product management teams across multiple business lines. Earlier he held engineering and product leadership roles at Bridgewater Associates, Bolt Financial, and at SoFi following its 2018 acquisition of Clara Lending, a digital mortgage platform he co-founded.

“Lukasz brings deep technical expertise and a proven track record of scaling products and building high-performing engineering organizations, and we are thrilled to welcome him to the team,” said Mike Milotich, CEO of Marqeta. “His leadership will be instrumental in advancing our global technology roadmap and accelerating innovation to deliver solutions that expand payment possibilities for our customers.”

“With a clear focus on enabling payments innovation, Marqeta has built a strong technology foundation and a modern card issuing platform designed for scale,” said Mr. Strozek. “I’m excited to work with this talented team to deliver next-generation capabilities that help customers solve complex challenges and advance meaningful business outcomes. I look forward to driving continued success and helping build the company’s next chapter.”

About Marqeta
Marqeta makes it possible for companies to build and embed financial services into their branded experience—and unlock new ways to grow their business and delight users. The Marqeta platform puts businesses in control of building financial solutions, enabling them to turn real-time data into personalized, optimized solutions for everything from consumer loyalty to capital efficiency. With compliance and security built-in, Marqeta’s platform has been proven at scale, processing nearly $400 billion in annual payments volume in 2025. Marqeta is certified to operate in more than 40 countries worldwide. Visit www.marqeta.com to learn more.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, quotations and statements relating to our CTO search process, growth, value creation, technology, business and strategy. Actual results may differ materially from the expectations contained in these statements due to risks and uncertainties, including, but not limited to, the following: challenges with our CTO search process; any factors creating issues with changes in domestic and international business, technology, market, financial, political and legal conditions; and those risks and uncertainties included in the “Risk Factors” disclosed in Marqeta’s Annual Report on Form 10-K, as may be updated from time to time in Marqeta’s periodic filings with the SEC, available at www.sec.gov and Marqeta’s website at http://investors.marqeta.com. The forward-looking statements in this press release are based on information available to Marqeta as of the date hereof. Marqeta disclaims any obligation to update any forward-looking statements, except as required by law.